Trecora Resources Announces Fourth Quarter and Full Year 2021 Results

•Full year revenue of $272.7 million, an increase of 30.7% compared with the prior year, driven by price and volume increases in the Specialty Petrochemicals segment while Specialty Wax segment revenue growth benefitted from higher selling prices.
•Net income from continuing operations of $5.0 million in 2021. Q4 2021 net income from continuing operations of $5.2 million.
•Adjusted EBITDA from continuing operations of $21.6 million in 2021; Q4 2021 Adjusted EBITDA from continuing operations of $5.2 million compared with $5.3 million in the prior year.
•Portfolio of growth projects delivered approximately $7 million of EBITDA in 2021.
•Repurchased 1.4 million shares for approximately $11.5 million in 2021.
•Company introduces financial guidance for FY 2022 – Adjusted EBITDA in the range of $27 million to $31 million.
•Conference call at 10:00 am ET, March 9, 2022.

SUGAR LAND, Texas, March 8, 2022 – Trecora Resources (“Trecora” or the “Company”) (NYSE: TREC), a leading provider of specialty hydrocarbons and specialty waxes, today announced financial results for the fourth quarter and full year ended December 31, 2021.

Executive Commentary

“2021 was a turning point for Trecora Resources. After a quick recovery from the Texas freeze event early in the year, we saw a resurgence of demand in our Specialty Petrochemicals and Specialty Waxes segments along with new demand for our custom processing services. The demand growth allowed us to drive product pricing of both prime products and specialty wax products. By year end, we realized a $1.05 per gallon price increases for prime products and $0.23 per pound of wax price increases. We also successfully converted 5 growth projects into new custom processing commitments with our customers. We invested in the expansion of our owned truck fleet for delivery to our prime products customers and maintained high customer service levels despite a challenging supply chain. By year-end, this commitment to reliable, high purity supply allowed us to secure customer contract commitments for 95% of all new prime product demand into the new polyethylene and polyisocyanurate plants coming to market in 2021 and 2022 in North America.”

“Continued and growing demand for our products, multiple successful price increases, ample liquidity and a strong balance sheet enabled more than $11 million of share re-purchases during the year,” stated Pat Quarles, Trecora’s President and Chief Executive Officer.

Sami Ahmad, Trecora’s Chief Financial Officer stated, “We continued our focus on controlling costs and capital expenditures, particularly given the pervasive supply chain and inflationary challenges in the economy. We controlled costs in a variety of areas including logistics, product handling and plant maintenance. Capital expenditures for the year were $14.2 million with nearly $4 million spent on the multi-year upgrade of our feedstock pipeline at South Hampton and about $2 million for repairs following the 2021 Texas freeze event. The remaining $8 million of capital expenditures were for plant maintenance and compliance at both facilities. Cash flow from operations for the full year 2021 was $4.4 million, including a negative working capital impact of approximately $19 million mainly due to sharp feedstock price increases.

“Our cash balance at the end of the year stood at nearly $31 million, and our $75 million revolver remained undrawn. Total debt at the end of the year was $41.9 million. We achieved forgiveness of the remaining $3.9 million PPP loan balance in the fourth quarter of 2021. Finally, we further simplified and streamlined our corporate structure through the sale of all remaining mining assets owned at PEVM, which we dissolved in early 2022,” concluded Mr. Ahmad.

Fourth Quarter 2021 Financial Results

Total revenue in the fourth quarter of 2021 was $74.6 million, compared to $58.1 million in the fourth quarter of 2020. The 28.3% year-over-year increase was primarily due to increased revenues in the Specialty Petrochemicals segment that resulted from sharply higher average selling prices which rose 31.2% compared with the prior year.

Gross profit in the fourth quarter of 2021 was $6.2 million, or 8.4% of total revenues, compared to $6.0 million, or 10.3% of total revenues in the fourth quarter of 2020. Gross margins contracted compared to the prior year period due to reduced Specialty Petrochemicals volume partially offset by expansion of by-product spreads. Operating loss in the fourth quarter of 2021 was $(0.8) million, compared to operating loss of $(0.4) million in the fourth quarter of 2020, due primarily to increased General and Administrative expense of approximately $0.7 million. Included in fourth quarter General and Administrative expense was approximately $0.5 million of remaining, non-recurring expense associated with professional services and due diligence work related to a significant M&A opportunity which the Company terminated in the third quarter.

Net income from continuing operations in the fourth quarter of 2021 was $5.2 million, or $0.221 per diluted share, compared to net loss of $(0.1) million, or $(0.01)2 per diluted share, in the fourth quarter of 2020. Adjusted EBITDA from continuing operations was $5.2 million for the fourth quarter of 2021, compared with $5.3 million in the fourth quarter of 2020.

Specialty Petrochemicals

Specialty Petrochemicals volume in the fourth quarter of 2021 was 20.2 million gallons and 22.1 million gallons in the fourth quarter of 2020. Specialty Petrochemicals gross revenue increased 33.5% year-over-year as sharply higher product prices driven by formula and non-formula price increases more than offset the decline in volumes.

Prime product volume in the fourth quarter of 2021 was 16.3 million gallons and 17.6 million gallons in the fourth quarter of 2020. The decline in prime product sales volume compared to fourth quarter of 2020 was primarily due to lower sales to Canadian Oil Sands customers. By-product sales volume was 3.9 million gallons in the fourth quarter of 2021.

Specialty Petrochemicals net income was $8.6 million in the fourth quarter of 2021, compared to net income of $4.8 million in the fourth quarter of 2020. Adjusted EBITDA from continuing operations for Specialty Petrochemicals in the fourth quarter of 2021 was $6.4 million, compared to $6.4 million in the fourth quarter of 2020.

Dollar amounts in thousands/rounding may apply	THREE MONTHS ENDED
	DECEMBER 31,
	2021	2020	% Change
Product sales	$63,934	$47,852	33.6%
Processing fees	1,598	1,249	27.9%
Gross revenues	$65,532	$49,101	33.5%
Operating income before depreciation and amortization	6,360	6,436	(1.2%)
Operating income	3,611	3,730	(3.2%)
Net income before taxes	7,248	3,393	113.6%
Depreciation and amortization	2,750	2,706	1.6%
Adjusted EBITDA from continuing operations (*)	6,351	6,442	(1.4%)
Capital expenditures	958	2,267	(57.7%)

(*) See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

Specialty Waxes

Specialty Waxes reported revenues of approximately $9.1 million in the fourth quarter of 2021, relatively unchanged from the fourth quarter of 2020. Revenues included approximately $7.0 million of wax product sales in the fourth quarter of 2021, and processing revenues of $2.1 million. Wax revenues were relatively flat as higher selling prices offset lower sales volumes.
1 Based on 24.7 million shares outstanding
2 Based on 24.8 million shares outstanding

Wax sales volumes were 8.4 million pounds in the fourth quarter of 2021 compared to 9.0 million pounds in the fourth quarter 2020.

Specialty Waxes net loss was $(1.3) million in the fourth quarter of 2021, compared to net loss of $(3.2) million in the fourth quarter of 2020. Adjusted EBITDA from continuing operations for Specialty Waxes in the fourth quarter of 2021 was $0.2 million, compared with $(0.2) million in the fourth quarter of 2020.

Processing fees were approximately $2.1 million in the fourth quarter of 2021, an increase of approximately $0.4 million from the fourth quarter of 2020. Processing fees were constrained by delays in receiving input materials from customers due to supply chain difficulties combined with plant operating issues.

Dollar amounts in thousands/rounding may apply	THREE MONTHS ENDED
	DECEMBER 31,
	2021	2020	% Change
Product sales	$6,958	$7,063	(1.5%)
Processing fees	2,129	1,974	7.9%
Gross revenues	$9,087	$9,037	0.6%
Operating income before depreciation and amortization	239	(247)	196.8%
Operating income (loss)	(1,322)	(1,676)	21.1%
Net income (loss) before taxes	(1,333)	(1,626)	18.0%
Depreciation and amortization	1,561	1,429	9.2%
Adjusted EBITDA from continuing operations (*)	227	(169)	234.7%
Capital expenditures	899	775	16.0%

(*) See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

Year End 2021 Financial Results

Total revenue for the full year 2021 was $272.7 million, compared to $208.6 million for the full year 2020, an increase of 30.7%. This increase was primarily due to higher selling prices the company was able to pass on to customers in response to increased input prices.

Gross profit for the full year 2021 was $28.6 million, or 10.5% of total revenues, compared to $28.7 million, or 13.7% of total revenues, for the same period in 2020. Operating loss during the full year 2021 was $(3.1) million, compared to operating income of $2.9 million during 2020. Included in full year General and Administrative expense was approximately $4.5 million of non-recurring expense associated with professional services and due diligence work related to a significant M&A opportunity which the Company terminated in the third quarter.

Net income from continuing operations for the full year 2021 was $5.0 million, or $0.203 per diluted share, which was level with net income from continuing operations of $5.0 million, or $0.204 per diluted share, for 2020. Fiscal year 2021 results benefitted from a non-recurring gain of $6.1 million resulting from the extinguishment of debt related to the Company’s PPP loans along with a reduction in interest expense of $1.3 million compared to 2020. Adjusted EBITDA from continuing operations in 2021 was $21.6 million, compared to Adjusted EBITDA from continuing operations of $22.2 million in 2020. As previously disclosed, Adjusted EBITDA for 2021 was negatively impacted by approximately $3.5 million due to the Texas freeze event in February 2021.

Specialty Petrochemicals

Specialty Petrochemicals net income was $16.7 million for the full year 2021, compared to net income of $14.9 million for the same period in 2020. Specialty Petrochemicals volume during 2021 was 78.2 million gallons, compared to 75.1 million gallons in 2020. Prime product volume during 2021 was 65.0 million gallons, compared to 61.7 million gallons in 2020. Adjusted EBITDA from continuing operations for Specialty Petrochemicals for the full year 2021 decreased slightly to $25.9 million, compared to $26.4 million 2020.

3 Based on 25.1 million shares outstanding.
4 Based on 25.4 million shares outstanding

Dollar amounts in thousands/rounding may apply	YEAR END
	DECEMBER 31,
	2021	2020	% Change
Product sales	$228,293	$167,054	36.7%
Processing fees	5,798	5,296	9.5%
Gross revenues	$234,091	$172,350	35.8%
Operating income before depreciation and amortization	25,930	26,438	(1.9)%
Operating income	14,748	15,827	(6.8)%
Net income before taxes	17,722	13,294	33.3%
Depreciation and amortization	11,183	10,611	5.4%
Adjusted EBITDA from continuing operations (*)	25,895	26,398	(1.9)%
Capital expenditures	11,633	11,334	2.6%
(*) See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

Specialty Waxes

Specialty Waxes net loss was $(0.8) million for the full year 2021 compared to net loss of $(3.6) million in 2020. Specialty Waxes reported revenues of $38.6 million during the full year 2021, a 6.4% increase from 2020. Revenues included $29.2 million of wax product sales and $9.4 million of processing fees. Wax revenues increased 15.5% during 2021 versus 2020 due to higher selling prices. Adjusted EBITDA from continuing operations for Specialty Waxes in 2021 was $3.1 million, compared to $2.0 million in 2020.

Dollar amounts in thousands/rounding may apply	YEAR END
	DECEMBER 31,
	2021	2020	% Change
Product sales	$29,246	$25,321	15.5%
Processing fees	9,353	10,955	(14.6%)
Gross revenues	$38,599	$36,276	6.4%
Operating income before depreciation and amortization	3,120	1,762	77.1%
Operating loss	(2,988)	(3,760)	20.5%
Net income (loss) before taxes	(800)	(3,606)	77.8%
Depreciation and amortization	6,108	5,522	10.6%
Adjusted EBITDA from continuing operations (*)	3,119	1,961	59.1%
Capital expenditures	2,519	2,017	24.9%
(*) See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

Outlook

“We enter 2022 optimistic on multiple fronts. COVID-19 impacts appear to be fading and we are hopeful that continues to be the case. While supply chain constraints persist in certain areas, our rail and truck fleets are well positioned to supply the new demand growth we see in the year for prime products. We expect our successes in converting our growth projects to new commercial commitments to drive meaningful growth in our custom processing revenues. The sharp increase in natural gasoline prices driven by the conflict in Ukraine are a risk. However, with two-thirds of our prime product prices tied to feedstock costs we believe we have significant protection. Based on the strong growth we see early in 2022, we expect our full year Adjusted EBITDA to range between $27 million and $31 million.

Earnings Call

Tomorrow’s conference call, on March 9, 2022, at 10:00 am Eastern Time, will be simulcast live on the Internet, and can be accessed on the investor relations section of the Company's website at http://www.trecora.com/ or at https://edge.media-server.com/mmc/p/ogthqjbq. A replay of the call will also be available through the same link until March 9, 2023.

To participate via telephone, callers should dial in at least ten to fifteen minutes prior to the 10:00 am Eastern Time start; domestic callers (U.S. and Canada) should call +1-866-417-5724 or +1-409-217-8234 if calling internationally, using the conference ID 6267010. To listen to the playback, please call 1-855-859-2056 if calling within the United States or 1-404-537-3406 if calling internationally. Use pin number 6267010 for the replay.

Use of Non-GAAP Measures
This earnings press release includes non-GAAP financial measures of EBITDA from continuing operations and Adjusted EBITDA from continuing operations and provide reconciliations from our most directly comparable GAAP financial measures to those measures.
We believe these financial measures provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. We also believe that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. These measures are not measures of financial performance or liquidity under GAAP and should be considered in addition to, and not as a substitute for, analysis of our results under GAAP.
We define EBITDA from continuing operations as net income (loss) from continuing operations plus interest expense, income tax expense (benefit), and depreciation and amortization. We define Adjusted EBITDA from continuing operations as EBITDA from continuing operations net of the impact of items we do not consider indicative of our ongoing operating performance, including share-based compensation, gains, or losses on disposal of assets, gains or losses on extinguishment of debt and costs for professional services associated with M&A and strategic initiatives. These non-GAAP measures have been reconciled to the nearest GAAP measure for historical periods in the tables below entitled “Reconciliation of Selected GAAP Measures to Non-GAAP Measures.” However, the Company is unable to reconcile its expectations regarding Adjusted EBITDA for the full year 2022 to the most directly comparable GAAP measures without unreasonable efforts because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP measures for these periods but would not impact the non-GAAP measures.
Forward-Looking Statements
Some of the statements and information contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company’s financial position, business strategy and plans and objectives of the Company’s management for future operations and other statements that are not historical facts, are forward-looking statements. Forward-looking statements are often characterized by the use of words such as “outlook,” “may,” “will,” “can,” “shall,” “should,” “could,” “expects,” “plans,” “anticipates,” “contemplates,” “proposes,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” “intend,” or the negative of such terms and other comparable terminology, or by discussions of strategy, plans or intentions.
Forward-looking statements involve known and unknown risks, uncertainties, assumptions, and other important factors that could cause the actual results, performance or our achievements, or industry results, to differ materially from historical results, any future results, or performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and factors include, but are not limited to the impacts of the COVID-19 pandemic on our business, financial results and financial condition and that of our customers, suppliers, and other counterparties; general economic and financial conditions domestically and internationally; insufficient cash flows from operating activities; our ability to attract and retain key employees; feedstock and product prices; feedstock availability and our ability to access third party transportation; competition; industry cycles; natural disasters or other severe weather events, health epidemics and pandemics (including the COVID-19 pandemic) and terrorist attacks; our ability to consummate, and the costs associated with, extraordinary transactions, including acquisitions, dispositions and other business combinations, and realize the financial and strategic goals of such transactions; technological developments and our ability to maintain, expand and upgrade our facilities; regulatory changes; environmental matters; lawsuits; outstanding debt and other financial and legal obligations; difficulties in obtaining additional financing on favorable conditions, or at all; local business risks in foreign countries, including civil unrest and military or political conflict, local regulatory and legal environments and foreign currency fluctuations; and other risks detailed in our latest Annual Report on Form 10-K, including, but not limited to, “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein and in our other filings with the Securities and Exchange Commission (the

“SEC”). Many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic and other natural disasters such as severe weather events.
There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements. In addition, to the extent any inconsistency or conflict exists between the information included in this report and the information included in our prior releases, reports and other filings with the SEC, the information contained in this report updates and supersedes such information.
Forward-looking statements are based on current plans, estimates, assumptions, and projections, and, therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
About Trecora Resources (TREC)
TREC owns and operates a specialty petrochemicals facility specializing in high purity hydrocarbons and other petrochemical manufacturing and a specialty wax facility, both located in Texas, and provides custom processing services at both facilities.
Investor Relations Contact: The Equity Group Inc.

Jeremy Hellman, CFA    (212) 836-9626
jhellman@equityny.com

TRECORA RESOURCES AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
ASSETS	(thousands of dollars, except par value)
Current Assets
Cash	$ 30,535	$ 55,664
Trade receivables, net	32,811	25,301
Inventories	21,134	12,945
Prepaid expenses and other assets	4,313	9,198
Taxes receivable	-	2,788
Total current assets	88,793	105,896

Plant, pipeline and equipment, net	185,521	187,104
Lease right-of-use assets, net	8,170	10,528
Intangible assets, net	11,056	12,893
Mineral properties	-	412

TOTAL ASSETS	293,540	316,833
LIABILITIES
Current Liabilities
Accounts payable	12,075	14,447
Accrued liabilities	5,873	6,857
Current portion of long-term debt	4,194	4,194
Current portion of lease liabilities	3,227	3,195
Current portion of other liabilities	626	891
Total current liabilities	25,995	29,584

CARES Act, PPP Loans, net of current portion	-	6,123
Long-term debt, net of current portion	37,707	41,901
Lease liabilities, net of current portion	4,923	7,333
Other liabilities, net of current portion	417	968
Deferred income taxes	24,525	26,517
Total liabilities	93,567	112,426

EQUITY
Common stock - authorized 40 million shares of $0.10 par value; issued 25.0 million and 24.8 million in 2021 and 2020, respectively, and outstanding 23.6 million and 24.8 million in 2021 and 2020, respectively	2,499	2,483
Additional paid-in capital	63,260	61,311
Treasury stock, at cost (1.4 million shares)	(11,486)	-
Retained earnings	145,700	140,324
Total Trecora Resources Stockholders' Equity	199,973	204,118
Noncontrolling Interest	-	289
Total equity	199,973	204,407

TOTAL LIABILITIES AND EQUITY	293,540	316,833

TRECORA RESOURCES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	(unaudited)		(unaudited)
	2021	2020	2021	2020
	(Thousands of dollars, except per share amounts)
Revenues
Product sales	$ 70,892	$ 54,915	$ 257,539	$ 192,375
Processing fees	3,727	3,223	15,151	16,251
	74,619	58,138	272,690	208,626
Operating costs and expenses
Cost of sales and processing (including depreciation and amortization of $4,098, $3,927, $16,415 and $15,300, respectively)	68,383	52,162	244,114	179,948
Gross Profit	6,236	5,976	28,576	28,678

General and Administrative Expenses
General and administrative	6,194	5,640	26,123	24,334
Professional services associated with M&A and strategic initiatives	656	523	4,655	558
Depreciation	212	211	882	848
	7,062	6,374	31,660	25,740

Operating income (loss)	(826)	(398)	(3,084)	2,938

Other income (expense)
Interest expense	(287)	(332)	(1,205)	(2,491)
Gain on extinguishment of debt	3,935	-	6,123	-
Gain (loss) on disposal of assets	-	(30)	279	(39)
Miscellaneous income	552	593	486	595
	4,200	231	5,683	(1,935)

Income (loss) from continuing operations before income taxes	3,374	(167)	2,599	1,003

Income tax (expense) benefit	1,855	21	2,364	3,963

Income (loss) from continuing operations	5,229	(146)	4,963	4,966

Income from discontinued operations, net of tax	-	30	-	26,209

Net income (loss)	5,229	(116)	4,963	31,175

Basic earnings (loss) per common share
Net income (loss) from continuing operations (dollars)	$ 0.22	$ (0.01)	$ 0.20	$ 0.20
Net income from discontinued operations, net of tax (dollars)	$ -	$ -	$ -	$ 1.06
Net income (loss) (dollars)	$ 0.22	$ (0.01)	$ 0.20	$ 1.26

Basic weighted average number of common shares outstanding	24,148	24,823	24,459	24,802

Diluted earnings (loss) per common share
Net income (loss) from continuing operations (dollars)	$ 0.21	$ (0.01)	$ 0.20	$ 0.20
Net income from discontinued operations, net of tax (dollars)	$ -	$ -	$ -	$ 1.03
Net income (loss) (dollars)	$ 0.21	$ (0.01)	$ 0.20	$ 1.23

Diluted weighted average number of common shares outstanding	24,735	24,823	25,081	25,360

TRECORA RESOURCES AND SUBSIDIARIES
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
EBITDA from continuing operations and Adjusted EBITDA from continuing operations
(Thousands of dollars; rounding may apply)

	THREE MONTHS ENDED				THREE MONTHS ENDED
	12/31/2021				12/31/2020
	SPEC. PETRO	SPEC. WAX	CORP	TREC	SPEC. PETRO	SPEC. WAX	CORP	TREC
NET INCOME (LOSS)	$ 8,600	$ (1,333)	$ (2,038)	$ 5,229	$ 4,758	$ (3,221)	$ (1,653)	$ (116)
Income from discontinued operations, net of tax	0	0	0	0	0	0	30	30
Income (loss) from continuing operations *	$ 8,600	$ (1,333)	$ (2,038)	$ 5,229	$ 4,758	$ (3,221)	$ (1,683)	$ (146)
Interest expense	287	0	0	287	331	0	1	332
Income tax expense (benefit)	(1,352)	0	(503)	(1,855)	(1,354)	1,595	(262)	(21)
Depreciation and amortization	190	21	1	212	185	23	2	210
Depreciation and amortization in cost of sales	2,560	1,539	0	4,099	2,521	1,406	0	3,927
EBITDA from continuing operations *	10,285	227	(2,540)	7,972	6,441	(197)	(1,942)	4,302
Stock-based compensation	0	0	552	552	0	0	490	490
Gain on extinguishment of debt**	(3,935)	0	0	(3,935)	0	0	0	0
Gain on disposal of assets	1	0	0	1	2	28	0	30
Professional services associated with M&A and strategic initiatives	0	0	657	657	0	0	523	523
Adjusted EBITDA from continuing operations *	$ 6,351	$ 227	$ (1,331)	$ 5,247	$ 6,443	$ (169)	$ (929)	$ 5,345

	TWELVE MONTHS ENDED				TWELVE MONTHS ENDED
	12/31/2021				12/31/2020
	SPEC. PETRO	SPEC. WAX	CORP	TREC	SPEC. PETRO	SPEC. WAX	CORP	TREC
NET INCOME (LOSS)	$ 16,710	$ (800)	$ (10,947)	$ 4,963	$ 14,908	$ (3,606)	$ 19,873	$ 31,175
Income from discontinued operations, net of tax	0	0	0	0	0	0	26,209	26,209
Income (Loss) from continuing operations *	$ 16,710	$ (800)	$ (10,947)	$ 4,963	$ 14,908	$ (3,606)	$ (6,336)	$ 4,966
Interest expense	1,204	0	1	1,205	2,489	0	2	2,491
Income tax expense (benefit)	1,012	0	(3,376)	(2,364)	(1,603)	0	(2,360)	(3,963)
Depreciation and amortization	785	90	7	882	739	94	15	848
Depreciation and amortization in cost of sales	10,398	6,017	0	16,415	9,872	5,428	0	15,300
EBITDA from continuing operations *	30,109	5,307	(14,315)	21,101	26,405	1,916	(8,679)	19,642
Stock-based compensation	0	0	2,247	2,247	0	0	1,912	1,912
Gain on extinguishment of debt**	(3,935)	(2,188)	0	(6,123)	0	0	0	0
(Gain) Loss on disposal of assets	(279)	0	0	(279)	(6)	45	0	39
Professional services associated with M&A and strategic initiatives	0	0	4,655	4,655	0	0	558	558
Adjusted EBITDA from continuing operations *	$ 25,895	$ 3,119	$ (7,413)	$ 21,601	$ 26,399	$ 1,961	$ (6,209)	$ 22,151

* Discontinued Operations only applicable within the Corporate segment
** Extinguishment of debt is directly related to the forgiveness of the PPP Loans.